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April 27, 2001

Analytical Surveys, Inc.                    Pfeiffer High Public Relations, Inc.
Michael Renninger                           Geoff High
Chief Financial Officer                     303/393-7044
mrenninger@anlt.com                         geoff@pfeifferhigh.com

                      ANALYTICAL SURVEYS COMPLETES SALE OF
                             COLORADO SPRINGS OFFICE

INDIANAPOLIS, Indiana -- Analytical Surveys, Inc., (ASI) (Nasdaq National Market-ANLT), a leading provider of customized data conversion and digital mapping services for the geographic information systems ("GIS") market, today announced it has completed the sale of substantially all the assets of its Colorado Springs, Colorado-based land mapping office. ASI sold the office to The Sanborn Map Company, Inc., for a total consideration of $9.0 million. ASI originally announced its intent to sell the office in February.

Norman Rokosh, President and CEO of ASI, said, "The completion of this transaction represents a major milestone for ASI. The proceeds from this sale will allow us to substantially reduce our debt load and interest expense, and we are currently restructuring our borrowing arrangements with our lending group. Moreover, we can now sharpen our management, operational and marketing focus on our utility and cadastral mapping services, as well as opportunities in the geospatial data management sector."

Rokosh said that Sanborn and ASI will work together to ensure that current contracts are not impacted by the transition of ownership. Sanborn and ASI will work with one another on a subcontractor basis to complete various contracts that require a combination of each business' services.

"In conjunction with this transaction, ASI is reaffirming its commitment to the utility and cadastral mapping markets," said Hamid Akhavan, Senior Vice President of Utility Operations for ASI. "As we have done for more than four decades, we will continue to provide a full package of customized geospatial data management services for the entire project life cycle."

ABOUT ASI
Analytical Surveys Inc. (ASI) is a premier provider of technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. As an industry leader for more than 40 years, ASI is dedicated to providing utilities with responsive, proactive solutions that maximize the value of the information and technology asset. In addition to its corporate offices in Indianapolis, Indiana, ASI maintains several facilities across the United States and is listed on the Nasdaq under the symbol "ANLT." For more information, visit www.anlt.com.


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Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. The forward-looking statements are also based on assumptions related to the growth of the Company's consulting services, as to which there can be no assurance. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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